Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217
Fax: (218) 628-3245
Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	March 7, 2017
(218) 628-2217

IKONICS Promotes Hegman to Chief Operating Officer

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, today announced that its Board of Directors has appointed Ken Hegman as Chief Operating Officer. Hegman previously held the position of Vice President of Sales, North America.

“There is no better person to lead IKONICS’ operations than Ken Hegman,” said Bill Ulland, Chairman, President and Chief Executive Officer. “Since joining the company in 1999, Hegman has had a leadership role in all of our business units. He is a proven leader with vision, effective management strategies and the ability to grow the company. His leadership is exactly what IKONICS needs as the company enters its next chapter.”

“IKONICS is a unique company with diverse technologies selling leadership products into the recognition, auto, screen print and aerospace industries. I am honored to have been chosen to lead operations of the company,” Hegman said. “IKONICS’ future is exciting. A big part of my new role is to propel our ability to offer unique, innovative products to our customers.”

Hegman will oversee operations for Chromaline Screen Print Products, IKONICS Imaging and IKONICS Industrial Inkjet Solutions. In addition, Hegman will assume the leadership of IKONICS Export upon the June 1, 2017, retirement of Robert Banks, Vice President, International, and IKONICS Advanced Material Solutions in the coming months of 2017.

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